                                                                     EXHIBIT 2.7

                                   [Form of]

                            SHARE PURCHASE AGREEMENT


          Share Purchase Agreement (this "Agreement"), dated as of           ,
1996, by and between Tele-Communications, Inc., a Delaware corporation ("TCI"), and TCI Satellite Entertainment, Inc., a Delaware corporation ("TCISE").

                                    RECITALS

          A. TCI owns all the issued and outstanding capital stock of TCISE ("TCISE Stock"). TCI intends to distribute (the "Distribution") the TCISE Stock to the holders of its Tele-Communications, Inc. Series A TCI Group Common Stock and Tele-Communications Inc. Series B TCI Group Common Stock (together, the "TCI Group Stock"). As a result of the Distribution, TCISE will cease to be a subsidiary of TCI, and TCI and TCISE will be separate public companies.

          B. In connection with the Distribution, TCI has granted to certain of its employees and directors options ("TCI Options") to purchase shares of Series A Common Stock, par value $1.00 per share, of TCISE ("TCISE Series A Stock") and TCISE has granted to certain of its employees and directors options ("TCISE Options") to purchase shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, of TCI ("TCI Series A Stock"). The TCI Options are sole and separate obligations of TCI and the TCISE Options are sole and separate obligations of TCISE.



          C. This Agreement sets forth the terms and conditions on which, from time to time, (i) TCI shall have the right to purchase from TCISE and TCISE shall have the obligation to sell to TCI shares of TCISE Series A Stock in such amounts as may be required from time to time to satisfy TCI's obligations following the Distribution under the TCI Options and (ii) TCISE shall have the right to purchase from TCI and TCI shall have the obligation to sell to TCISE shares of TCI Series A Stock in such amounts as required to satisfy TCISE's obligations under the TCISE Options.

           NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


Section 1  Call Rights.

           Immediately upon notice to TCI or TCISE (a "Purchaser"), as applicable, by a securityholder of such Purchaser that such securityholder is exercising a TCI Option or TCISE Option, as applicable (an "Exercise Notice"), the Purchaser shall have the right, exercisable upon written notice (a "Call Notice") thereof, given at any time within ten business days after receipt of such Exercise Notice, to require the other party hereto (the "Issuer") to sell to the Purchaser, at the Purchase Price (as defined below) per share as of the date of such Call Notice, the number of shares of TCISE Series A Stock or TCI Series A Stock, as applicable, that are issuable upon such exercise, as indicated in such Exercise Notice.

Section 2  Call Notices.

           (a)  Notice.  A Call Notice shall state the number of shares to be
                ------
purchased pursuant to Section 1 above, the date upon which the sale of shares of TCI Series A Stock or TCISE Series A Stock subject thereto shall take place (which shall be at least three and not more than five business days after the date of such Call Notice), the name or names of the persons to whom such shares are to be issued and the Purchase Price per share of such shares. The Purchaser shall attach to each Call Notice a copy of the Exercise Notice to which such Call Notice relates.

           (b)  Purchase Price.  The "Purchase Price" of a share of TCI Series A
                --------------
Stock or TCISE Series A Stock, as applicable, as of any date, shall be the average of the daily closing prices for such stock for the most recent period of ten trading days on which such stock trades immediately preceding such date, appropriately adjusted to take into account the actual occurrence, during the period following the first of such ten trading days and ending on such date, of any stock dividends, splits, reverse splits, combinations and the like. The closing price for each day shall be the last reported sale price regular way (or if no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way) on the composite tape, or if the applicable securities are not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such securities are listed or admitted to trading or, if the applicable securities are not listed or admitted to trading on any such exchange, then the closing sale price (or the average of the quoted closing bid and asked prices if no sale is reported) as reported by NASDAQ or any comparable system, or if the applicable securities are not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Purchaser. The Issuer shall have one business day to confirm the Purchase Price as set forth in the Call Notice. If the Issuer in good faith disputes the Purchase Price set forth in the Call Notice, such dispute must be given by written notice to the Purchaser on the first business day following the date of the Call Notice which notice shall state the amount which the Issuer believes to be the correct Purchase Price. If the Purchaser and the Issuer have not agreed on the amount of the Purchase Price by 5:00 p.m. Mountain Time of the day immediately prior to the date of the sale, the Purchase Price shall be the average of the amounts noticed by the Purchaser and the Issuer.

           (c)  Designees.  The Purchaser may require the shares purchased by it
                ---------
hereunder to be issued in either the Purchaser's name or in the name of its designee. If the Purchaser requests any shares to be issued in the name of the Purchaser's designee, such designee shall be the securityholder named in the Exercise Notice(s) to which the Call Notice relating to such shares relates.

Section 3  Representations and Warranties.

           (a)  Purchasers.  Each Purchaser represents and warrants that it
                ----------
shall give a Call Notice and purchase shares under this Agreement only in such amounts and at such times (x) as required by the exercise of TCI Options or TCISE Options, as applicable; or (y) as otherwise mutually agreed upon by TCI and TCISE.

           (b)  Issuers.  Each Issuer represents and warrants that:
                -------

                (i) all the shares of TCI Series A Stock or TCISE Series A Stock, as applicable, sold pursuant to this Agreement shall be duly and validly authorized by the Issuer and, upon the issuance and delivery of such shares against payment therefor by the Purchaser, such shares will be duly and validly issued and fully paid and non-assessable; and

                (ii) all the shares of TCI Series A Stock or TCISE Series A Stock, as applicable, sold pursuant to this Agreement are, or at the time of issuance will be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or are, or at the time of issuance will be, exempt from such registration pursuant to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Act.

Section 4  Miscellaneous.

           (a)  Successors and Assigns.  This Agreement and the rights,
                ----------------------
interests or obligations hereunder shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any assignment or delegation in contravention of this Agreement shall be void and shall not relieve the assigning or delegating party of any obligation hereunder. Subject to the foregoing provisions of this
Section 4(a), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

           (b)  Counterparts. This Agreement may be executed in counterparts,
                ------------
each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

           (c)  Notices.  All notices and other communications required or
                -------
permitted to be given by any provision of this Agreement shall be in writing and sent, for same day delivery, by hand or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other address or number as may be specified from time to time by like notice to the parties:

                (i)    If to TCI:

                       Tele-Communications, Inc.
                       5619 DTC Parkway
                       Englewood, CO 80111-3000

                       Facsimile:  (303) 488-3245
                       Attention:  General Counsel


                (ii)   If to TCISE:

                       TCI Satellite Entertainment, Inc.
                       8085 South Chester #300
                       Englewood, CO 80112

                       Facsimile:  (303) 712-4974
                       Attention:  Corporate Counsel


           (d)  Headings.  The section headings used in this Agreement are for
                --------
reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

          (e) Entire Agreement; No Third-Party Beneficiaries.  This Agreement
              ----------------------------------------------
(i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between TCI and TCISE with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies upon any person other than the parties hereto and their successors and permitted assigns.

Dated:           , 1996
       ----------

                                           TELE-COMMUNICATIONS, INC.



                                           By:
                                              --------------------------
                                              Name:
                                              Title:


                                           TCI SATELLITE ENTERTAINMENT, INC.



                                           By:
                                              --------------------------
                                              Name:
                                              Title: